FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-11

From:  CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At:  03/23/17 15:54:15

CGCMT 2017-P7 -- New Issue Announcement (Public)

$866.134mm   Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Citigroup Global Markets, Inc.

Co-Manager:  Drexel Hamilton, LLC., Natixis Securities Americas LLC.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	18.129	2.65	30.000%	41.2%	15.4%
A-2	Aaa(sf)/AAAsf/AAA(sf)	94.881	4.67	30.000%	41.2%	15.4%
A-3	Aaa(sf)/AAAsf/AAA(sf)	250.000	9.57	30.000%	41.2%	15.4%
A-4	Aaa(sf)/AAAsf/AAA(sf)	289.834	9.82	30.000%	41.2%	15.4%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	49.088	7.22	30.000%	41.2%	15.4%
A-S	Aa3(sf)/AAAsf/AAA(sf)	71.447	9.91	22.875%	45.4%	14.0%
B	NR/AA-sf/AA(sf)	45.124	9.91	18.375%	48.1%	13.2%
C	NR/A-sf/A(sf)	47.631	9.95	13.625%	50.9%	12.5%

Collateral Summary
Initial Pool Balance:	$1,025.318mm
Number of Mortgage Loans:	46
Number of Mortgaged Properties:	58
Average Cut-off Date Mortgage Loan Balance:	$22.290mm
Weighted Average Mortgage Interest Rate:	4.68590%
Weighted Average Remaining Term to Maturity/ARD (months):	112
Weighted Average Remaining Amortization Term (months):	341
Weighted Average Cut-off Date LTV Ratio:	58.9%
Weighted Average Maturity Date/ARD LTV Ratio:	54.1%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.92x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgaged Properties with Single Tenants:	22.8%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	17.3%

Property Type:	53.6% Office, 18.6% Retail, 7.9% Mixed Use, 6.9% Multifamily, 6.5% Hospitality, 3.8% Industrial, 2.1% Self Storage, 0.5% Manufactured Housing

Top 5 States:	20.7% NY, 20.6% CA, 13.9% OH, 8.7% NJ, 5.4% GA

Risk Retention:	Combination of Vertical (Citi, PCC, Natixis) and Horizontal (Rialto)

Master Servicer:	Wells Fargo Bank, NA
Special Servicer:	Rialto Capital Advisors, LLC
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	RREF III-D AIV RR, LLC
Trustee:	Deutsche Bank Trust Company Americas
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Global Investor Call:	Friday, March 24, 2017
Anticipated Pricing:	Week of March 27, 2017
Anticipated Closing:	April 18, 2017

Global Investor Call Details:
Date:	Friday, March 24, 2017
Time:	11:00AM ET
Participants, Toll-Free:	719-325-2438
Participant Passcode:	8844040

<Term Sheet>

<Annex A>

IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTIES, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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